UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8‑K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported): October 20, 2014

HALLIBURTON COMPANY
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

001-03492	No. 75-2677995
(Commission File Number)	(IRS Employer Identification No.)

3000 North Sam Houston Parkway East Houston, Texas	77032
(Address of Principal Executive Offices)	(Zip Code)

(281) 871-2699
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN REPORT

Item 2.02. Results of Operations and Financial Condition

On October 20, 2014, registrant issued a press release entitled “Halliburton Announces Third Quarter Income From Continuing Operations of $1.19 Per Diluted Share, Excluding Special Items."

The text of the Press Release is as follows:

HALLIBURTON ANNOUNCES THIRD QUARTER INCOME FROM CONTINUING OPERATIONS OF $1.19 PER DILUTED SHARE, EXCLUDING SPECIAL ITEMS.

•	Reported income from continuing operations of $1.33 per diluted share

HOUSTON - Oct 20, 2014 - Halliburton (NYSE:HAL) announced today that income from continuing operations for the third quarter of 2014 was $1.0 billion, or $1.19 per diluted share, excluding Macondo-related items. This compares to income from continuing operations for the second quarter of 2014 of $776 million, or $0.91 per diluted share. Reported income from continuing operations for the third quarter of 2014 was $1.1 billion, or $1.33 per diluted share.

Halliburton's total revenue in the third quarter of 2014 was a record $8.7 billion, an 8% improvement compared to $8.1 billion in the second quarter of 2014, and a 16% improvement compared to $7.5 billion in the third quarter of 2013. Adjusted operating income was $1.4 billion in the third quarter of 2014, a 21% improvement compared to operating income of $1.2 billion in the second quarter of 2014 and a 24% improvement compared to adjusted operating income of $1.2 billion in the third quarter of 2013. Reported operating income was $1.6 billion in the third quarter of 2014 and $1.1 billion in the third quarter of 2013.

During the third quarter of 2014, Halliburton reduced its existing loss contingency for the Macondo well incident by $100 million and recorded $95 million for an expected insurance recovery related to the settlement, for a total $195 million positive adjustment to operating income.

“I am pleased with Halliburton’s third quarter results. Once again, we delivered industry-leading revenue and operating income growth, both sequentially and year over year, compared to our primary peers,” commented Dave Lesar, chairman, president and chief executive officer.

“In North America, third quarter revenue increased 9% and operating income was up 15% compared to the second quarter of 2014, outperforming a 3% increase in the United States land rig count. Service intensity levels surged to unprecedented levels, as completion volumes per well were up more than 50% compared to the third quarter of last year, and we expect this level of activity to continue. More importantly, our exit rate margins for North America were in excess of 20%.

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“In the Eastern Hemisphere, activity continues to steadily expand. Sequentially, Eastern Hemisphere revenue grew 4% and operating income grew 6%, leading our peer group. This growth was driven by activity improvements in Saudi Arabia, Oman, Angola and Continental Europe, as well as seasonal increases in Russia and the Caspian. Despite geopolitical headwinds in Russia and the Middle East, we continue to forecast full-year Eastern Hemisphere revenue expansion in the low double-digits.

“In Latin America, revenue increased 16% sequentially, while operating income more than doubled compared to the second quarter, primarily as a result of increased project management, consulting and software revenue in Mexico. We also experienced higher testing and directional drilling activity in Brazil, as well as increased workover and stimulation activity in Venezuela.

“Our strategy is working well and we intend to stay the course. Our leadership in North America positions us well to take advantage of this quickly evolving market, and we continue to realize significant revenue and margin expansion in our international business.

“We continue to focus on delivering higher shareholder returns. This is evidenced by our 20% dividend increase announced today, which means our quarterly dividend has doubled in the last two years, and an additional $300 million in stock repurchased during the third quarter. These actions reflect our confidence in the strength of our long-term business outlook, our commitment to shareholder distributions, and our focus on delivering best-in-class returns,” concluded Lesar.

2014 Third Quarter Results
Completion and Production
Completion and Production (C&P) revenue in the third quarter of 2014 was $5.4 billion, an increase of $478 million, or 10%, from the second quarter of 2014. This increase was primarily driven by higher activity in North America and strong growth across the majority of our product lines in the Europe/Africa/CIS and Latin America regions.

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Halliburton/Page 3

C&P operating income in the third quarter of 2014 was $1.1 billion, an increase of $184 million, or 21%, from the second quarter of 2014. North America C&P operating income improved by $135 million, or 21%, sequentially, mainly due to higher activity levels. Latin America C&P operating income increased $17 million, or 35%, compared to the second quarter of 2014, primarily due to higher stimulation activity and well intervention services in Mexico and Venezuela. Europe/Africa/CIS C&P operating income rose $30 million, or 31%, sequentially, mainly due to higher pressure pumping services and product sales in Angola, along with higher direct sales and seasonal pipeline and process activity in Europe. Middle East/Asia C&P operating income was relatively flat compared to the second quarter of 2014, primarily due to increased stimulation services in Saudi Arabia and higher activity for most product lines in Oman and Indonesia, which were partially offset by decreased pressure pumping services in Australia and Malaysia.

Drilling and Evaluation
Drilling and Evaluation (D&E) revenue in the third quarter of 2014 was $3.3 billion, an increase of $172 million, or 6%, from the second quarter of 2014. This increase was primarily driven by strong growth across the majority of our product lines in Latin America and increased consulting and fluid services in the Eastern Hemisphere.

D&E operating income in the third quarter of 2014 was $451 million, an increase of $37 million, or 9%, from the second quarter of 2014. North America D&E operating income decreased $19 million, or 12%, sequentially, due to reduced Gulf of Mexico activity. Latin America D&E operating income increased $60 million, or 462%, from the second quarter of 2014, primarily due to higher software sales and increased consulting services in Mexico. Europe/Africa/CIS D&E operating income was flat, sequentially, due to increased drilling activity in Azerbaijan, higher fluid activity in Angola, and improved activity in Russia, which were offset by decreased drilling services in Angola and lower fluid activity in Norway. Middle East/Asia D&E operating income decreased $4 million, or 3%, sequentially, mainly due to decreased drilling activity across the majority of the region, which was partially offset by increased logging activity in Saudi Arabia and Iraq, and increased direct sales in China.

Corporate and Other
During the third quarter of 2014, Halliburton repurchased approximately 4.4 million shares of common stock at a total cost of $300 million. Since the inception of the stock repurchase program in February 2006, Halliburton has purchased 201 million shares at a total cost of approximately $8.4 billion. Approximately $5.7 billion of repurchases remain authorized under the program.

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Halliburton/Page 4

During the third quarter, Halliburton’s effective tax rate benefited from an adjustment to reflect the recoverability of a net operating loss carry-forward in Brazil.

As previously announced, in September of 2014, Halliburton reached an agreement to settle a substantial portion of the plaintiffs' claims asserted against the company as a result of the Macondo well incident. In the days following the settlement agreement, the United States District Court for the Eastern District of Louisiana ruled that Halliburton was negligent in its conduct related to the Macondo well incident with a fault allocation of 3%. Further, the court did not find that Halliburton's conduct constituted gross negligence.

Significant Recent Events and Achievements

•
Halliburton signed long-term contracts with Petroamazonas, Ecuador’s state-run oil company, to provide field development and asset management for the Igapo project, covering nine mature fields. The project is expected to run for 15 years, plus a potential five-year extension. Halliburton will provide a full range of drilling and completions services and technologies as part of an Integrated Asset Management project to enhance oil recovery from existing wells and discover new hydrocarbon reserves.

•
For the fifth consecutive year, the Dow Jones Sustainability Indices (DJSI) identified Halliburton as a leader in corporate sustainability as the company exceeded industry averages in the Economic, Environmental and Social Performance categories. Halliburton’s continued commitment to advancing its global vision and goals for corporate responsibility and sustainability earned high rankings in several industry categories, and the company received industry best scores for Codes of Conduct, Compliance, Corruption and Bribery; Releases to the Environment; and Human Capital Development. Halliburton received a perfect score in the “Releases to the Environment” category.

•
Halliburton signed an agreement with the SPT Energy Group Inc. affiliate, Petrotech (Xinjiang) Engineering Co., Ltd., to establish a joint venture company focused on hydraulic fracturing and production enhancement services in Xinjiang, China. The new company, Xinjiang HDTD Oilfield Services Co. Ltd., will provide fracture stimulation services, including design and analysis, data acquisition, and pumping and chemical services in the Xinjiang Uygur Autonomous Region. This is Halliburton’s first joint venture for hydraulic fracturing services in China.

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•
Halliburton’s Baroid drilling fluids and waste management service line received the American Petroleum Institute (API) Specification Q2 Certification - an advanced industry certification standard for oil and natural gas service companies - for its work in the Gulf of Mexico. API Q2 is a new, risk-based quality management system approach that focuses on competency, service design, contingency planning, supply chain controls, preventive maintenance, inspection, service quality plans and management of change.

•
Halliburton’s Wireline and Perforating business line introduced the CoreVault™ system, a unique solution that provides a more accurate volumetric picture of the amount of oil and gas trapped in unconventional reservoir rocks. For the first time, the system allows operators to contain and bring the reservoir fluids within rock samples to the surface, allowing for measurement of the volume of hydrocarbons-in-place. By preserving 100 percent of the fluids within the core sample, the CoreVault system allows for an improved understanding of potential production within the reservoir.

Founded in 1919, Halliburton is one of the world's largest providers of products and services to the energy industry. With more than 80,000 employees, representing 140 nationalities in approximately 80 countries, the company serves the upstream oil and gas industry throughout the lifecycle of the reservoir - from locating hydrocarbons and managing geological data, to drilling and formation evaluation, well construction and completion, and optimizing production through the life of the field. Visit the company’s website at www.halliburton.com. Connect with Halliburton on Facebook, Twitter, LinkedIn, Oilpro, and YouTube.

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NOTE: The statements in this press release that are not historical statements, including statements regarding future financial performance, are forward-looking statements within the meaning of the federal securities laws. These statements are subject to numerous risks and uncertainties, many of which are beyond the company's control, which could cause actual results to differ materially from the results expressed or implied by the statements. These risks and uncertainties include, but are not limited to: final court approval of, and the satisfaction of the conditions in, Halliburton's September 2014 settlement relating to the Macondo well incident in the Gulf of Mexico; appeals of the multi-district litigation District Court's September 2014 ruling regarding Phase 1 of the trial, and future rulings of the District Court; results of litigation, settlements, and investigations not covered by the settlement or the District Court's rulings; actions by third parties, including governmental agencies, relating to the Macondo well incident; BP's April 2012 settlement relating to the Macondo well incident, indemnification and insurance matters; with respect to repurchases of Halliburton common stock, the continuation or suspension of the repurchase program, the amount, the timing and the trading prices of Halliburton common stock, and the availability and alternative uses of cash; changes in the demand for or price of oil and/or natural gas can be significantly impacted by weakness in the worldwide economy; consequences of audits and investigations by domestic and foreign government agencies and legislative bodies and related publicity and potential adverse proceedings by such agencies; indemnification and insurance matters; protection of intellectual property rights and against cyber attacks; compliance with environmental laws; changes in government regulations and regulatory requirements, particularly those related to offshore oil and natural gas exploration, radioactive sources, explosives, chemicals, hydraulic fracturing services, and climate-related initiatives; compliance with laws related to income taxes and assumptions regarding the generation of future taxable income; risks of international operations, including risks relating to unsettled political conditions, war, the effects of terrorism, foreign exchange rates and controls, international trade and regulatory controls, and doing business with national oil companies; weather-related issues, including the effects of hurricanes and tropical storms; changes in capital spending by customers; delays or failures by customers to make payments owed to us; execution of long-term, fixed-price contracts; structural changes in the oil and natural gas industry; maintaining a highly skilled workforce; availability and cost of raw materials; and integration and success of acquired businesses and operations of joint ventures. Halliburton's Form 10-K for the year ended December 31, 2013, Form 10-Q for the quarter ended June 30, 2014, recent Current Reports on Form 8-K, and other Securities and Exchange Commission filings discuss some of the important risk factors identified that may affect Halliburton's business, results of operations, and financial condition. Halliburton undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

HALLIBURTON COMPANY
Condensed Consolidated Statements of Operations
(Millions of dollars and shares except per share data)
(Unaudited)

	Three Months Ended
	September 30		June 30
	2014	2013	2014
Revenue:
Completion and Production	$5,420	$4,501	$4,942
Drilling and Evaluation	3,281	2,971	3,109
Total revenue	$8,701	$7,472	$8,051
Operating income:
Completion and Production	$1,071	$763	$887
Drilling and Evaluation	451	450	414
Corporate and other (a)	112	(105)	(107)
Total operating income	1,634	1,108	1,194
Interest expense, net	(96)	(91)	(94)
Other, net	12	(12)	(24)
Income from continuing operations before income taxes	1,550	1,005	1,076
Provision for income taxes	(411)	(296)	(299)
Income from continuing operations	1,139	709	777
Income (loss) from discontinued operations, net (b)	66	(1)	(2)
Net income	$1,205	$708	$775
Net income attributable to noncontrolling interest	(2)	(2)	(1)
Net income attributable to company	$1,203	$706	$774
Amounts attributable to company shareholders:
Income from continuing operations	$1,137	$707	$776
Income (loss) from discontinued operations, net (b)	66	(1)	(2)
Net income attributable to company	$1,203	$706	$774
Basic income per share attributable to company shareholders:
Income from continuing operations	$1.34	$0.79	$0.92
Income from discontinued operations, net (b)	0.08	—	—
Net income per share	$1.42	$0.79	$0.92
Diluted income per share attributable to company shareholders:
Income from continuing operations	$1.33	$0.79	$0.91
Income from discontinued operations, net (b)	0.08	—	—
Net income per share	$1.41	$0.79	$0.91
Basic weighted average common shares outstanding	848	890	846
Diluted weighted average common shares outstanding	854	894	852

(a)
Includes $195 million, pre-tax, of activity in the three months ended September 30, 2014 as a result of a reduction of our loss contingency liability and expected insurance recovery related to the Macondo well incident.

(b)	Includes $63 million of income in the three months ended September 30, 2014 related to a settlement we reached with KBR for amounts owed to us under our Tax Sharing Agreement with KBR.
See Footnote Table 1 for certain items included in operating income.
See Footnote Table 3 for operating income adjusted for certain items.
See Footnote Table 4 for a reconciliation of as-reported income from continuing operations to adjusted income from continuing operations.

HALLIBURTON COMPANY
Condensed Consolidated Statements of Operations
(Millions of dollars and shares except per share data)
(Unaudited)

	Nine Months Ended September 30
	2014	2013
Revenue:
Completion and Production	$14,782	$12,964
Drilling and Evaluation	9,318	8,799
Total revenue	$24,100	$21,763
Operating income:
Completion and Production	$2,619	$2,110
Drilling and Evaluation	1,263	1,272
Corporate and other (a)	(84)	(1,388)
Total operating income	3,798	1,994
Interest expense, net	(283)	(233)
Other, net	(43)	(37)
Income from continuing operations before income taxes	3,472	1,724
Provision for income taxes	(939)	(380)
Income from continuing operations	2,533	1,344
Income (loss) from discontinued operations, net (b)	63	(4)
Net income	$2,596	$1,340
Net (income) loss attributable to noncontrolling interest	3	(8)
Net income attributable to company	$2,599	$1,332
Amounts attributable to company shareholders:
Income from continuing operations	$2,536	$1,336
Income (loss) from discontinued operations, net (b)	63	(4)
Net income attributable to company	$2,599	$1,332
Basic income per share attributable to company shareholders:
Income from continuing operations	$2.99	$1.46
Income from discontinued operations, net (b)	0.07	—
Net income per share	$3.06	$1.46
Diluted income per share attributable to company shareholders:
Income from continuing operations	$2.97	$1.45
Income from discontinued operations, net (b)	0.08	—
Net income per share	$3.05	$1.45
Basic weighted average common shares outstanding	848	915
Diluted weighted average common shares outstanding	853	919

(a)
Includes $195 million, pre-tax, of activity in the nine months ended September 30, 2014 as a result of a reduction of our loss contingency liability and expected insurance recovery related to the Macondo well incident. Includes a $1.0 billion, pre-tax, charge related to the Macondo well incident and a $55 million, pre-tax, charge related to a charitable contribution to the National Fish and Wildlife Foundation in the nine months ended September 30, 2013.

(b)	Includes $63 million of income in the nine months ended September 30, 2014 related to a settlement we reached with KBR for amounts owed to us under our Tax Sharing Agreement with KBR.
See Footnote Table 2 for certain items included in operating income.

HALLIBURTON COMPANY
Condensed Consolidated Balance Sheets
(Millions of dollars)

	(Unaudited)
	September 30	December 31
	2014	2013
Assets
Current assets:
Cash and equivalents	$2,029	$2,356
Receivables, net	7,555	6,181
Inventories	3,650	3,305
Other current assets (a)	1,613	1,862
Total current assets	14,847	13,704

Property, plant, and equipment, net	12,050	11,322
Goodwill	2,312	2,168
Other assets (b)	2,374	2,029
Total assets	$31,583	$29,223

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$3,005	$2,365
Accrued employee compensation and benefits	986	1,029
Loss contingency for Macondo well incident	395	278
Other current liabilities	1,503	1,354
Total current liabilities	5,889	5,026

Long-term debt	7,816	7,816
Loss contingency for Macondo well incident	805	1,022
Employee compensation and benefits	580	584
Other liabilities	975	1,160
Total liabilities	16,065	15,608

Company shareholders’ equity	15,491	13,581
Noncontrolling interest in consolidated subsidiaries	27	34
Total shareholders’ equity	15,518	13,615
Total liabilities and shareholders’ equity	$31,583	$29,223

(a)	Includes $131 million of investments in fixed income securities at September 30, 2014, and $239 million of investments in fixed income securities at December 31, 2013.
(b)	Includes $149 million of investments in fixed income securities at September 30, 2014, and $134 million of investments in fixed income securities at December 31, 2013.

HALLIBURTON COMPANY
Condensed Consolidated Statements of Cash Flows
(Millions of dollars)
(Unaudited)

	Nine Months Ended September 30
	2014	2013
Cash flows from operating activities:
Net income	$2,596	$1,340
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation, depletion, and amortization	1,569	1,403
Deferred income tax benefit, continuing operations	(535)	(273)
Activity related to the Macondo well incident	(195)	1,000
Payment of Barracuda-Caratinga obligation	—	(219)
Other, primarily working capital	(522)	(702)
Total cash flows from operating activities	2,913	2,549

Cash flows from investing activities:
Capital expenditures	(2,284)	(2,075)
Payments to acquire businesses, net of cash acquired	(230)	(12)
Sales of investment securities, net of purchases	90	126
Other investing activities	92	94
Total cash flows from investing activities	(2,332)	(1,867)

Cash flows from financing activities:
Payments to reacquire common stock	(800)	(4,356)
Dividends to shareholders	(381)	(337)
Proceeds from long-term borrowings, net of offering costs	—	2,968
Other financing activities	311	58
Total cash flows from financing activities	(870)	(1,667)

Effect of exchange rate changes on cash	(38)	(8)
Decrease in cash and equivalents	(327)	(993)
Cash and equivalents at beginning of period	2,356	2,484
Cash and equivalents at end of period	$2,029	$1,491

HALLIBURTON COMPANY
Revenue and Operating Income Comparison
By Segment and Geographic Region
(Millions of dollars)
(Unaudited)

	Three Months Ended
	September 30		June 30
Revenue by geographic region:	2014	2013	2014
Completion and Production:
North America	$3,705	$2,925	$3,325
Latin America	435	412	395
Europe/Africa/CIS	699	636	634
Middle East/Asia	581	528	588
Total	5,420	4,501	4,942
Drilling and Evaluation:
North America	1,019	956	1,019
Latin America	610	590	502
Europe/Africa/CIS	765	704	747
Middle East/Asia	887	721	841
Total	3,281	2,971	3,109
Total revenue by region:
North America	4,724	3,881	4,344
Latin America	1,045	1,002	897
Europe/Africa/CIS	1,464	1,340	1,381
Middle East/Asia	1,468	1,249	1,429
Total revenue	$8,701	$7,472	$8,051

Operating income by geographic region:
Completion and Production:
North America	$765	$489	$630
Latin America	65	63	48
Europe/Africa/CIS	126	119	96
Middle East/Asia	115	92	113
Total	1,071	763	887
Drilling and Evaluation:
North America	141	168	160
Latin America	73	92	13
Europe/Africa/CIS	90	82	90
Middle East/Asia	147	108	151
Total	451	450	414
Total operating income by region:
North America	906	657	790
Latin America	138	155	61
Europe/Africa/CIS	216	201	186
Middle East/Asia	262	200	264
Corporate and other	112	(105)	(107)
Total operating income	$1,634	$1,108	$1,194

See Footnote Table 1 for certain items included in operating income.
See Footnote Table 3 for operating income adjusted for certain items.
See Footnote Table 4 for a reconciliation of as-reported income from continuing operations to adjusted income from continuing operations.

HALLIBURTON COMPANY
Revenue and Operating Income Comparison
By Segment and Geographic Region
(Millions of dollars)
(Unaudited)

	Nine Months Ended September 30
Revenue by geographic region:	2014	2013
Completion and Production:
North America	$9,957	$8,546
Latin America	1,185	1,158
Europe/Africa/CIS	1,940	1,744
Middle East/Asia	1,700	1,516
Total	14,782	12,964
Drilling and Evaluation:
North America	3,012	2,843
Latin America	1,616	1,733
Europe/Africa/CIS	2,204	2,082
Middle East/Asia	2,486	2,141
Total	9,318	8,799
Total revenue by region:
North America	12,969	11,389
Latin America	2,801	2,891
Europe/Africa/CIS	4,144	3,826
Middle East/Asia	4,186	3,657
Total revenue	$24,100	$21,763

Operating income by geographic region:
Completion and Production:
North America	$1,841	$1,438
Latin America	161	139
Europe/Africa/CIS	300	257
Middle East/Asia	317	276
Total	2,619	2,110
Drilling and Evaluation:
North America	457	490
Latin America	138	226
Europe/Africa/CIS	248	226
Middle East/Asia	420	330
Total	1,263	1,272
Total operating income by region:
North America	2,298	1,928
Latin America	299	365
Europe/Africa/CIS	548	483
Middle East/Asia	737	606
Corporate and other	(84)	(1,388)
Total operating income	$3,798	$1,994

See Footnote Table 2 for certain items included in operating income.

FOOTNOTE TABLE 1

HALLIBURTON COMPANY
Items Included in Operating Income
(Millions of dollars)
(Unaudited)

	Three Months Ended September 30, 2014		Three Months Ended September 30, 2013
	Operating Income	After Tax Per Share	Operating Income	After Tax Per Share
Completion and Production:
North America
Restructuring charges	—	—	(30)	(0.02)
Latin America
Restructuring charges	—	—	(2)	—
Europe/Africa/CIS
Restructuring charges	—	—	(4)	—
Middle East/Asia
Restructuring charges	—	—	(4)	(0.01)
Drilling and Evaluation:
North America
Restructuring charges	—	—	(4)	(0.01)
Latin America
Restructuring charges	—	—	(2)	—
Europe/Africa/CIS
Restructuring charges	—	—	(2)	—
Middle East/Asia
Restructuring charges	—	—	(3)	—
Corporate and other:
Macondo-related activity	195	0.14	—	—
Restructuring charges	—	—	(3)	—

FOOTNOTE TABLE 2

HALLIBURTON COMPANY
Items Included in Operating Income
(Millions of dollars)
(Unaudited)

	Nine Months Ended September 30, 2014		Nine Months Ended September 30, 2013
	Operating Income	After Tax Per Share	Operating Income	After Tax Per Share
Completion and Production:
North America
Restructuring charges	—	—	(30)	(0.02)
Latin America
Restructuring charges	—	—	(2)	—
Europe/Africa/CIS
Restructuring charges	—	—	(4)	—
Middle East/Asia
Restructuring charges	—	—	(4)	(0.01)
Drilling and Evaluation:
North America
Restructuring charges	—	—	(4)	(0.01)
Latin America
Restructuring charges	—	—	(2)	—
Europe/Africa/CIS
Restructuring charges	—	—	(2)	—
Middle East/Asia
Restructuring charges	—	—	(3)	—
Corporate and other:
Macondo-related activity	195	0.14	(1,000)	(0.69)
Charitable contribution	—	—	(55)	(0.04)
Restructuring charges	—	—	(3)	—

FOOTNOTE TABLE 3

HALLIBURTON COMPANY
Adjusted Operating Income
By Segment and Geographic Region
(Millions of dollars)
(Unaudited)

		Three Months Ended
		September 30		June 30
Adjusted operating income by geographic region: (a)(b)		2014	2013	2014
	Completion and Production:
	North America	$765	$519	$630
	Latin America	65	65	48
	Europe/Africa/CIS	126	123	96
	Middle East/Asia	115	96	113
	Total	1,071	803	887
	Drilling and Evaluation:
	North America	141	172	160
	Latin America	73	94	13
	Europe/Africa/CIS	90	84	90
	Middle East/Asia	147	111	151
	Total	451	461	414
	Adjusted operating income by region:
	North America	906	691	790
	Latin America	138	159	61
	Europe/Africa/CIS	216	207	186
	Middle East/Asia	262	207	264
	Corporate and other	(83)	(102)	(107)
	Adjusted total operating income	$1,439	$1,162	$1,194

(a)
Management believes that operating income adjusted for Macondo-related activity for the quarter ended September 30, 2014 and for the restructuring-related charges for the quarter ended September 30, 2013 is useful to investors to assess and understand operating performance, especially when comparing those results with previous and subsequent periods or forecasting performance for future periods, primarily because management views the excluded items to be outside of the company's normal operating results. Management analyzes operating income without the impact of these items as an indicator of performance, to identify underlying trends in the business, and to establish operational goals. The adjustments remove the effects of the respective income and expenses.

(b)	Adjusted operating income for each segment and region is calculated as: "Operating income" less "Items Included in Operating Income."

FOOTNOTE TABLE 4

HALLIBURTON COMPANY
Reconciliation of As Reported Income from Continuing Operations to
Adjusted Income from Continuing Operations
(Millions of dollars)
(Unaudited)

	Three Months Ended September 30
	2014	2013
As reported income from continuing operations attributable to company	$1,137	$707
Macondo-related activity, net of tax (a)	(124)	—
Restructuring charges, net of tax (a)	—	38
Adjusted income from continuing operations attributable to company (a)	$1,013	$745

Diluted weighted average common shares outstanding	854	894

As reported income from continuing operations per diluted share (b)	$1.33	$0.79
Adjusted income from continuing operations per diluted share (b)	$1.19	$0.83

(a)
Management believes that income from continuing operations adjusted for Macondo-related activity for the quarter ended September 30, 2014 and for the restructuring-related charges for the quarter ended September 30, 2013 is useful to investors to assess and understand operating performance, especially when comparing those results with previous and subsequent periods or forecasting performance for future periods, primarily because management views the excluded items to be outside of the company's normal operating results. Management analyzes income from continuing operations without the impact of these items as an indicator of performance, to identify underlying trends in the business, and to establish operational goals. The adjustments remove the effects of these items. Adjusted income from continuing operations attributable to company is calculated as: “As reported income from continuing operations attributable to company” less "Macondo-related income, net of tax" for the quarter ended September 30, 2014 and "As reported income from continuing operations attributable to company" plus "Restructuring charges, net of tax" for the quarter ended September 30, 2013.

(b)
As reported income from continuing operations per diluted share is calculated as: "As reported income from continuing operations attributable to company" divided by "Diluted weighted average common shares outstanding." Adjusted income from continuing operations per diluted share is calculated as: "Adjusted income from continuing operations attributable to company" divided by "Diluted weighted average common shares outstanding."

Conference Call Details
Halliburton (NYSE:HAL) will host a conference call on Monday, October 20, 2014, to discuss the third quarter 2014 financial results. The call will begin at 8:00 AM Central Time (9:00 AM Eastern Time).

Halliburton’s third quarter press release will be posted on the Halliburton website at www.halliburton.com. Please visit the website to listen to the call live via webcast. In addition, you may participate in the call by dialing (866) 804-3547 within North America or (703) 639-1328 outside North America. A passcode is not required. Attendees should log in to the webcast or dial in approximately 15 minutes prior to the call’s start time.

A replay of the conference call will be available on Halliburton’s website for seven days following the call. Also, a replay may be accessed by telephone at (888) 266-2081 within North America or (703) 925-2533 outside of North America, using the passcode 1642036.

# # #

CONTACTS

For Investors:
Kelly Youngblood
Halliburton, Investor Relations
Investors@Halliburton.com
281-871-2688

For Media:
Emily Mir
Halliburton, Public Relations
PR@Halliburton.com
281-871-2601

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HALLIBURTON COMPANY

Date:	October 20, 2014	By:	/s/ Bruce A. Metzinger
Bruce A. Metzinger
Assistant Secretary